Exhibit 3.2

               Amendment to Charter to Effect Forward Stock Split


         The second paragraph of Section 5 of the Charter of Gouverneur Bancorp, Inc. is hereby amended by deleting such paragraph in its entirety and replacing it with the following paragraph:

         Without regard to any other provision of these Charter, each one (1) share of common stock, either issued or outstanding or held by the Corporation as treasury stock, and any fractional share held by any shareholder (including the Corporation) who holds one (1) or more shares immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one hundred (100) fully-paid and nonassessable shares of common stock (or, with respect to fractional shares, such lesser number as may be applicable upon such 100-for-1 ratio) without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of common stock shall be issued.